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                                                                 EXHIBIT 23.1



                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


As independent public accountants, we hereby consent to the use of our report included in this registration statement and to the incorporation by reference in this registration statement of our report dated March 2, 2001 included in PetroQuest Energy Inc.'s Form 10-K for the year ended December 31, 2000 and our report dated January 23, 2001, included in PetroQuest Energy, Inc.'s Form 8-K/A-2 covering our audit of the statements of oil and gas revenue and direct operating and production expenses of PetroQuest Energy, Inc.'s interest in certain oil and gas producing properties for the nine-months ended September 30, 2000 and the year ended December 31, 1999, and to all references to our Firm included in this registration statement.


                                          /s/ Arthur Andersen LLP


New Orleans, Louisiana
August 10, 2001